UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 6, 2013

MODEL N, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35840	77-0528806

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1800 Bridge Parkway
Redwood City, CA	94065

(Address of Principal Executive Offices)	(Zip Code)

(650) 610-4600

Registrant's telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

Model N, Inc.'s fiscal year 2014 executive compensation program is designed to focus on retaining and motivating our executive officers and aligning our executive compensation structure with the company's performance. We believe that by focusing on both retention and performance, the compensation packages are aligned with our goal to build long-term shareholder value.

The compensation committee of the company's board of directors is responsible for reviewing executive compensation on an annual basis. As a result of its recent review, the committee adjusted the compensation packages of the company's "named executive offers" (as defined under securities law). The compensation packages described below are specifically designed to retain and incentivize our executive officers and build long-term shareholder value. These compensation packages include a cash bonus program that is contingent on the company achieving certain revenue targets, an equity program that is contingent on the company achieving certain performance criteria based upon total stockholder return and an equity program that is subject to a time-based vesting requirement.

In connection with its recent review, the committee reviewed the market data of the company's peers in order to maintain a competitive position in a highly competitive marketplace. In addition, factors specific to the company were considered, including the value of the executive officers' unvested equity awards.

Compensation Committee Approval and Compensation Packages

At a meeting of the committee held on December 6, 2013, the committee unanimously approved the following compensation for fiscal year 2014 for each named executive officers:

    changes to the annual base salaries, in each case effective as of October 1, 2013;
    the setting of performance cash bonus award targets (other than Mr. Rinat);
    the grant of restricted stock units subject to a time-based vesting requirement (other than Mr. Rinat); and
    the grant of performance-based restricted stock units.

The table below sets forth the base salaries and cash bonus targets for the named executive officers for fiscal year 2014 that were approved by the committee, as well as the time-based and performance-based restricted stock units awarded to each named executive officer:
		Fiscal Year 2014
Name	Title	Base Salary	Target Cash Bonus	Time-Based RSUs	Performance-Based RSUs
Zack Rinat	President and Chief Executive Officer	$1.00(1)	----	----	200,000
Sujan Jain	SVP, Chief Financial Officer	$300,000	$150,000	25,000	65,000
Michael LaRoche	SVP, Global Customer Services and Support	$250,000	$150,000	15,000	15,000

________________________

  The company will pay healthcare premiums for Mr. Rinat.

At the request of Zack Rinat, Chief Executive Officer, the company has reduced his annual salary for fiscal year 2014 to $1.00. Mr. Rinat is currently not eligible to receive a cash bonus. Mr. Rinat was granted performance-based restricted stock units that are contingent on the company achieving certain performance criteria based upon total stockholder return and was not granted any time-based restricted stock units.

Each named executive officer (other than Mr. Rinat) is eligible to receive a cash bonus for fiscal year 2014 equal to an amount listed in the table above. The award of a cash bonus is subject in part to a time-based vesting requirement and in part to the company's achievement of certain revenue targets and an individual performance factor as determined by our Chief Executive Officer and approved by our Compensation Committee. The target bonus attributable to revenues will account for 75% of the executive officer's target bonus, and the target bonus attributable to the individual performance factor will account for 25% of the executive officer's target bonus. To align incentives with the company's performance, each eligible named executive officer may earn up to a maximum of 150% of the target cash bonus listed in the table above, depending upon the level of achievement of the revenue and individual performance conditions.

The time-based restricted stock units will vest as to 1/3 on the one-year anniversary of the vesting commencement date of November 22, 2013, and 1/3 will vest on each annual anniversary thereafter, until such time as the time-based restricted stock units are 100% vested, subject to the continued employment of the named executive officer on each vesting date.

The performance-based restricted stock units are subject to both time-based and performance-based vesting. The performance-based vesting is subject to the achievement by the company of certain performance criteria based upon total stockholder return. Subject to the achievement of certain minimum performance conditions, between a minimum of 0% and a maximum of 250% of the performance-based restricted stock units listed in the table above for each named executive officer (such percentage based on the level of achievement of the performance conditions) will vest as follows: 1/3 will vest on the one-year anniversary of the vesting commencement date of November 22, 2013, and 1/3 will vest on each annual anniversary thereafter, until such time as the performance-based restricted stock units are 100% vested, subject to the continued employment of the named executive officer on each vesting date.

The committee approved the time-based restricted stock units and performance-based restricted stock units pursuant to and in accordance with the terms and conditions of the company's 2013 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODEL N, INC.

Date: December 12, 2013	By:	/s/ Sujan Jain

Sujan Jain
Senior Vice President, Chief Financial Officer